October 29, 2007

Office of the Chief Accountant
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Dear Sir or Madam:

We have read the statements about our firm included under Item 4.01 in the current report on Form 8-K, dated October 29, 2007, of Driftwood Ventures, Inc. filed with the Securities and Exchange Commission and are in agreement with the statements contained therein.

Yours truly,

“DMCL”

/s/ DALE MATHESON CARR-HILTON LABONTE LLP
     Chartered Accountants